Exhibit 99.1

1808 Swift Drive

Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:
Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

For Immediate Release
February 15, 2005

CENTERPOINT ANNOUNCES 16.5% INCREASE IN EARNINGS PER SHARE
AND 13.0% INCREASE IN FFO PER SHARE FOR FULL YEAR 2004

•                                          Q4 2004 EPS Increases 47.2% and FFO Per Share Increases 31.3%

•                                          Record Volume: $343 Million of Investments and $380 Million of Dispositions Completed in 2004

•                                          Robust Investment and Disposition Pipelines

•                                          6.4 million square feet of leases signed in 2004

•                                          Leasing Market Active,  523,632 Square Feet Signed To Date In Q1 2005

•                                          Balance Sheet Remains Strong – 5.5 to 1 Debt Service Coverage; 5.2 to 1 Fixed Charge Coverage

•                                          Three New Development Ventures

•                                          9.6% Increase in Annual Common Dividend for 2005, 11th Consecutive Annual Increase

Oak Brook, Illinois, February 15, 2005 - CenterPoint Properties Trust (NYSE: CNT) (the “Company”) reported today that 2004 earnings per share (“EPS”) increased 16.5% to $1.84 from $1.58 in 2003.  Fourth quarter 2004 EPS increased 47.2% to $0.53 from $0.36 in fourth quarter 2003.

2004 Funds from operations (“FFO”) per share increased 13.0% to $2.35 from $2.08 in 2003 and fourth quarter 2004 FFO per share increased 31.3% to $0.63 from $0.48 in fourth quarter 2003.

CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reconciliation and Reporting Definitions for further explanation of FFO.

The Company also reconfirmed its 2005 earnings guidance and anticipates EPS in the range of $1.80 to $2.10 and FFO per share in the range of $2.45 to $2.65.  For the first quarter 2005, the Company expects to report EPS in the range of $0.42 to $0.52 and FFO per share in the range of $0.59 to $0.63.

“In 2004, activity improved throughout the 1.4-billion-square-foot Chicago industrial property market – and especially in our portfolio.  CenterPoint completed record levels of investments and dispositions.  Likewise, the Company leased more than 6.4 million square feet last year, also a record.  This combined activity resulted in mid-teens earnings growth and a 32% total return to shareholders,” stated Michael Mullen, Chief Executive Officer.

“Our 2004 accomplishments, and our performance throughout the recession, demonstrate the vitality of CenterPoint’s ‘value-added’ recycling business model and franchise.  We believe a strengthening economy and

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firming industrial market conditions will support similar 2005 activity. ‘Value-added’ acquisition, development and redevelopment opportunities are expanding and the disposition market remains very liquid.  We expect stronger market activity to help us lease our inventory of space accumulated from last year’s high rollover and from the opportunistic acquisition of vacancy.   Overall, conditions are favorable for our business model as we head into 2005.”

Robust Investment Pipeline

During 2004, the Company and its affiliates completed record total investments of approximately $343 million.  Excluding land, these combined investments are expected to produce a weighted average initial cash yield of 9.8% and a weighted average straight-line yield of 10.5%.

In 2004, the Company completed approximately $281 million of property acquisitions.  Excluding land, these are expected to produce a weighted average initial cash yield of 9.6% and a weighted average straight-line yield of 10.1%.  Build-to-suit developments completed in 2004 totaled $62 million and are expected to produce a weighted average initial cash yield of 10.8% and a weighted average straight-line yield of 12.0%.

CenterPoint’s fourth quarter 2004 investments of approximately $172 million included the acquisition of 30 buildings totaling 3.8 million square feet and 128 acres of land from Prime Group Realty Trust.  CenterPoint also completed a sale leaseback transaction with Enesco Corporation for its 488,738-square-foot industrial facility and purchased five buildings totaling 128,895 square feet in a sale leaseback transaction with Flextronics International.  All six buildings are located in Elk Grove Village, Illinois.  Excluding land, combined fourth quarter investments are expected to produce a weighted average initial cash yield of 9.9% and a weighted average straight-line yield of 10.6%.

In December 2004, CenterPoint entered into an agreement with the DuPage Airport Authority to develop DuPage Technology Park, an 800-acre site located just south of the DuPage airport.  About 413 acres are developable and could support more than 5 million square feet of light industrial and technology space when completed.  Under the agreement, CenterPoint was selected as master developer of the park and will lease usable land from the County in step with anticipated development demands. CenterPoint will initially lease 25 acres to accommodate several transactions in negotiation.

In January 2005, CenterPoint acquired a 3.0 million-square-foot, eight-building industrial portfolio from HSA Commercial Real Estate. HSA represents various partnerships and joint ventures.  The gross purchase price was approximately $96 million. The buildings are located in various submarkets of metropolitan Chicago.  The weighted average lease term for the portfolio is approximately six years and larger tenants in the portfolio include Mary Kay Cosmetics, Truserve, Tyco and Menlo Logistics.

Also in January 2005, CenterPoint delivered its first build-to-suit at CenterPoint Intermodal Center – Rochelle, a 400,000-square-foot distribution facility for RC2 Corporation, a leading designer, producer and marketer of high-quality toys and collectibles.  This build-to-suit is also the first in the I-39 corridor near the intersection of Interstates 88 and 39.

Finally, in January 2005, CenterPoint signed agreements to develop and sell two build-to-suit facilities at McCook Business Center in McCook, Illinois. Keating of Chicago, a commercial kitchen equipment company, has committed to a 210,432-square-foot assembly and manufacturing facility. Construction has already begun on this building.  Burke Beverage, a locally-based beverage distributor, has committed to a 188,350-square-foot distribution warehouse. Construction on this facility is expected to begin shortly.  Both buildings are scheduled for sale to the users upon completion in the 4th quarter of 2005.

CenterPoint currently has eight build-to-suits under construction totaling approximately $109 million.  Three of these developments are build-to-suits for sale.  The other five developments are expected to produce a weighted average initial cash yield of 10.3% and a weighted average straight-line yield of 11.1%.

James Clewlow, Chief Investment Officer commented, “We are pleased to announce our first two build-to-suits totaling over 400,000 square feet at McCook Business Center, where we are seeing healthy demand from a variety of users.  Similarly, our pipeline of ‘value-added’ investments is robust and we continue to see growing demand at all of our major business parks under development.”

Disposition Market Strong

CenterPoint and affiliates completed dispositions totaling $380 million in 2004 and $143 million in the fourth quarter 2004.  Excluding dispositions made by affiliates, the Company completed dispositions of $330 million last year and $109 million in the fourth quarter 2004.  Proceeds from these sales are redeployed into CenterPoint’s expanding pipeline of investments, build-to-suit developments and redevelopments.

Fourth quarter 2004 dispositions of $143 million included the sale of a $56 million portfolio to ING Clarion Partners.  The portfolio comprised seven industrial properties totaling 978,500 square feet.  Three of the properties are located in Milwaukee, Wisconsin and four are located in Elgin, Illinois, northwest of Chicago.  Three of the Elgin buildings were owned by CenterPoint Venture.  Additionally, CenterPoint sold a 1.4 million-square-foot hydraulics manufacturing facility occupied by Caterpillar, Inc. at the 280-acre corporate campus in Joliet, Illinois.  The facility was sold to a private investor.  CenterPoint expects to redevelop the remainder of the campus over the next five to six years.

There is significant demand for stabilized industrial assets in metropolitan Chicago from users, investors and a variety of other buyer types.  As a result, cap rates remain at historic lows.  As in the past, CenterPoint anticipates funding the majority of its ‘value-added’ investments, which are expected to yield higher returns, using proceeds from stabilized asset sales.

 6.4 Million Square Feet Leased in 2004, Strong Q1 2005 Activity

In 2004, the Company leased 6,439,443 square feet.  This included lease up of 779,402 square feet of pre-existing vacancy.  Rents on total leasing activity are expected to increase at an average rate of 5.4% on a straight-line basis and increase 0.6% on a cash basis.

The Company renewed, replaced or sold 4,761,766 square feet or 57.7% of all scheduled lease expirations.  Renewals and replacements represented 4,220,662 square feet and rents are expected to increase at an average rate of 3.5% on a straight-line basis and remain flat on a cash basis.  Excluding properties sold, the Company retained 92.4% of its tenants in 2004.

Fourth quarter 2004 total leasing activity represented 2,134,010 square feet compared to 1,107,575 square feet in fourth quarter 2003.  Total fourth quarter 2004 renewals, replacements and sales represented 2,121,490 square feet.  Rents on the renewals and replacements of 2,007,224 square feet are expected to increase at an average rate of 3.6% on a straight-line basis and decrease 1.3% on a cash basis.  At year end 2004, 90.4% of the Company’s in-service industrial portfolio was leased and occupied.

“In 2004, CenterPoint purchased 1.2 million square feet of vacant properties and sold 6.7 million square feet of stabilized leased properties, consistent with its ‘value-added’ recycling business model.  While this strategy results in higher than usual short-term vacancy for the Company, we expect it to create significant value for our shareholders,” stated Paul Ahern, Chief Operating Officer.

“The Chicago industrial market is active with rents stabilizing or improving in most submarkets.  This positive trend continues 2004 gross absorption which approached 50 million square feet.  Tenants are returning to the market not only seeking more efficient manufacturing and distribution space but also to accommodate expanding business. In January, we completed 523,632 square feet of leases, which is normally the slowest month of the year.”

“While early, we are ahead of plan.  Fortunately, 2005 presents a more normal year of lease expirations than 2004. However, we have higher than normal existing vacancy as a result of both last year’s bulge in expirations and our strategic acquisition of vacancy.  Markets are improving, which we believe will support increased renewals, faster lease up of vacant space and stable or increasing rents.  While vacancy will remain high in the first half of the year, we expect the lease-up of space will help drive earnings for the balance of the year.”

CenterPoint Affiliates

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEast (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more “value-added” investment focus.  The venture was extended and expanded in September 2004.

In 2004, CenterPoint Venture and its affiliates contributed net income to the Company of $4.1 million or EPS of $0.08, and FFO of $4.2 million or $0.08 per share.  In the fourth quarter 2004, this venture contributed net income to the Company of $2.8 million or EPS of $0.06, and FFO of $2.6 million or $0.05 per share.  Assets of the venture and its affiliates totaled $155.2 million at year end 2004.

In the fourth quarter 2004, CalEast purchased the remaining 10% interest in the 155-acre Ford Chicago Manufacturing Campus.  It had purchased a 90% interest in the first quarter 2004.

In December 2004, CenterPoint Venture sold three buildings to ING Clarion Partners, as part of the 7-building portfolio sale.  The three buildings were all located in Elgin, Illinois.  In January 2005, CenterPoint Venture sold four buildings to a private investor.  All four buildings were located in Crystal Lake, Illinois.

New Development Joint Ventures

In December 2004, CenterPoint signed a joint venture agreement with UBS Real Estate to develop CenterPoint Intermodal Center – Rochelle (“CIC–Rochelle”), a 362-acre industrial park located less than one mile from the Union Pacific Railroad’s 1,230-acre intermodal facility.  This joint venture, Rochelle Development Joint Venture, will initially be capitalized with equity commitments of $60 million by UBS Real Estate and $15 million by CenterPoint, supported by a $30 million subscription facility led by Wachovia Securities.  Consistent with the Company’s capital recycling strategy, the venture expects to develop and sell completed leased buildings or to develop facilities to be owned by users. The subscription facility is planned to finance all project development costs.  The venture will pay the Company development and other fees in addition to a promoted interest in profits, after invested equity achieves a hurdle return.  CIC–Rochelle, when finished, is expected to contain more than 5 million square feet of industrial facilities.  UBS represents an important new capital source for rail-related industrial park development.

CenterPoint also announced the formation of CenterPoint WisPark Land Company LLC (“CenterPoint WisPark Venture”), a joint venture between CenterPoint Venture LLC (the Company’s joint venture with CalEast Industrial Investors, LLC) and WisPark LLC (the development subsidiary of Wisconsin Energy Corporation (NYSE: WEC)). CenterPoint WisPark Venture was created to consolidate the parties’ fully improved land holdings in the I-94 corridor north of Chicago. Initially including 512 developable acres, this new venture will own the remaining land in LakeView Corporate Park in Pleasant Prairie, Wisconsin, the GrandView Business Park in Yorkville, Wisconsin, both formerly owned by WisPark, and CenterPoint Business Center – Gurnee, Illinois, formerly owned by the Company.  When fully developed, the land in CenterPoint WisPark venture can accommodate up to eight million square feet. The new venture also has exclusive options to acquire other land parcels owned by the parties.

At closing, CenterPoint Venture acquired a 65% interest of CenterPoint WisPark Venture, an all equity venture.  CenterPoint Venture will provide construction capital for individual projects, expanding CenterPoint Venture’s ownership interest in each development, which is expected to average 90%.  CenterPoint Properties and WisPark will jointly manage all development activity.  CenterPoint WisPark Venture will have an initial capitalization of $54 million.

Paul Fisher, President and Chief Financial Officer commented, “The CalEast and UBS partnerships maximize profitable investment which increases share value. Ventures like these make lower yielding institutional quality investment profitable while preserving capacity for wholly owned investments in higher yielding “value added” opportunities.”

Balance Sheet Remains Strong

In 2004, $330 million of sales funded a majority of the $343 million of new investments.  Overall, internally generated funds (i.e. sale proceeds and retained cash flow) satisfied 73.7% of all capital requirements.  The balance was funded by debt.

At December 31, 2004, CenterPoint had a total of $874 million of senior debt outstanding with a weighted average interest rate of 5.1%.  Debt to total market capitalization was 26.2%.  EBITDA to debt service coverage was 5.5 to 1 and EBITDA to fixed charge coverage was 5.2 to 1.

In December, CenterPoint completed a $100 million public offering of 100,000 Series D Flexible Cumulative Redeemable Preferred Shares.  The initial yield is 5.377%, fixed for a period of five years ending December 14, 2009.  At that time the securities are redeemable at the option of the Company at par plus any accrued and unpaid dividends.  If not redeemed, the shares will carry a floating rate of 185 basis points over the higher of the 3-month LIBOR, 10-year Treasury or 30-year Treasury. The Company may also remarket the securities on or before the expiration of the initial fixed rate period to establish a new fixed rate period.  Proceeds from this issuance were used to pay down the Company’s line of credit.

Paul Fisher, Chief Financial Officer remarked, “Disposition activity is expected to fuel anticipated new ‘value-added’ investment activity.  To ensure our ability to exploit every favorable opportunity, we supplemented this capital source with preferred issuance and increased venturing.”

9.6% Increase in Common Dividend

As a result of its confidence in the Company’s cash flow growth, in the fourth quarter 2004 the Board of Trustees voted to increase the dividend payable to common shareholders by 9.6% to $1.71 per share.  This is the eleventh consecutive annual increase in the common dividend.

The new annual common stock dividend of $1.71 results in an estimated FFO payout ratio of approximately 67%.  The Company’s payout ratio should remain relatively low and is the minimum payout management believes will be required by the REIT rules. The Company’s low payout ratio is a result of its desire to maximize internal capital formation. The Company paid a first quarter dividend of $0.4275 per common share on February 8, 2005, to shareholders of record as of January 27, 2005.

For the quarter ending March 31, 2005, $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNT-pB) will be paid March 31, 2005 to shareholders of record March 15, 2005.

Chicago Industrial Market

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, CenterPoint estimates gross absorption in the 1.4-billion-square-foot Chicago Industrial Property Market was approximately 50.0 million square feet for full year 2004, up from the 49.4 million square feet absorbed in 2003.  The submarkets with the greatest gross absorption were O’Hare (7.5 million square feet), the Southwest Suburbs (7.4 million square feet) and Lake County (4.4 million square feet).

Market-wide vacancy for the fourth quarter 2004 was estimated to be 9.0%, flat with third quarter 2004 vacancy of 9.0%.  Construction completions in 2004 were estimated at 17.3 million square feet, 2.0 million square feet more than the 15.3 million square feet completed in 2003.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  It currently owns and operates approximately 39 million square feet and the Company and its affiliates own or control an additional 3,257 acres of land upon which approximately 51 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.3 billion as of December 31, 2004.

Statements in this release and on the earnings conference call, which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

An Investor conference call will be held Wednesday, February 16, 2005 beginning 1:00 p.m. CST, 2:00 p.m. EST.  This call will be broadcast live at www.cntprop.com.  To access the webcast, go to www.cntprop.com and click on Investor Relations.  Then, click on the webcast icon located next to the call title on the upper left side of the page.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Wednesday, February 16, 2005. The replay number is 888-266-2081, passcode 631777.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 p.m. CT on Tuesday, February 15, 2005.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2004	December 31, 2003

Assets:
Investment in real estate:
Land	$232,389	$194,965
Buildings	881,328	824,248
Building improvements	167,982	148,519
Furniture, fixtures, and equipment	26,130	24,516
Construction in progress	152,794	150,126
	1,460,623	1,342,374
Less accumulated depreciation	(183,770)	(169,387)
Real estate held for sale, net of depreciation	63,298	6,302
Net investment in real estate	1,340,151	1,179,289

Cash and cash equivalents	1,496	231
Restricted cash	79,297	42,520
Tenant accounts receivable, net	36,949	36,891
Mortgage and notes receivable (1)	75,089	63,084
Investment in and advances to affiliate	14,202	47,139
Prepaid expenses and other assets	16,694	21,799
Deferred expenses, net	34,613	28,289

	$1,598,491	$1,419,242

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (2)	$73,109	$26,955
Senior unsecured debt	550,000	500,000
Tax-exempt debt	118,900	94,210
Line of credit	131,500	213,700
Preferred dividend payable	254	—
Accounts payable	18,778	19,707
Accrued expenses	86,761	70,275
Rents received in advance and security deposits	12,224	11,894

	991,526	936,741

Shareholders’ equity:
Preferred equity	110,687	47,118
Common equity	534,039	487,978
Retained earnings (deficit)	(22,030)	(37,253)
Other comprehensive loss	(6,532)	(5,924)
Unearned compensation - restricted shares	(9,199)	(9,418)

	606,965	482,501

	$1,598,491	$1,419,242

(1)               December 31, 2003 balance includes TIF notes receivable of $24,335

(2)               December 31, 2004 balance includes non-recourse TIF debt of $21,958.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$31,089	$25,422	$110,554	$94,729
Straight-line rents	755	681	3,142	2,710
Expense reimbursements	8,520	7,851	34,345	29,799
Mortgage interest income	172	285	946	1,317
Real estate fee income	570	1,509	10,785	11,988

Total revenue	41,106	35,748	159,772	140,543

Expenses:
Real estate taxes	7,879	6,365	33,265	28,207
Property operating and leasing	8,580	11,249	32,555	28,476
General and administrative	4,807	3,394	11,994	8,681
Depreciation and amortization	10,872	7,837	37,078	29,942
Impairment of assets held for sale	937	—	937	—

Total expenses	33,075	28,845	115,829	95,306

Other income/(expense)
Interest income	556	646	1,917	2,430
Interest expense	(9,357)	(7,336)	(33,032)	(25,735)
Amortization of deferred financing costs	(961)	(859)	(3,567)	(3,354)

Total other income/(expenses)	(9,762)	(7,549)	(34,682)	(26,659)

Income from continuing operations before income taxes and equity in net income of affiliate	(1,731)	(646)	9,261	18,578

(Provision for) benefit from income tax expense	291	1,218	1,017	(389)
Equity in net income of affiliate (1)	4,238	792	5,703	2,281
Gain from sale of equity interest	618	—	6,469	—

Income from continuing operations	3,416	1,364	22,450	20,470
Discontinued operations:
Gain on sale, net of tax (2)	21,725	12,588	57,412	36,308
Income from operations, net of tax	2,041	3,803	13,061	15,857

Income before gain on sale of real estate and cumulative effect of change in accounting principle	27,182	17,755	92,923	72,635

Gain on sale of real estate, net of tax (2)	8	480	185	5,421

Income before cumulative effect of change in accounting principle	27,190	18,235	93,108	78,056

Cumulative effect of change in accounting principle (3)	—	—	—	6,528

Net Income	27,190	18,235	93,108	84,584

Preferred dividends	(529)	(922)	(2,621)	(9,599)

Net income available to common shareholders	$26,661	$17,313	$90,487	$74,985

Basic EPS (4):
Income available to common shareholders from continuing operations	$0.06	$0.02	$0.42	$0.35
Discontinued operations	0.49	0.35	1.49	1.14
Cumulative effect of change in accounting principle	—	—	—	0.14
Net income available to common shareholders	$0.55	$0.37	$1.91	$1.63

Diluted EPS (4):
Income available to common shareholders from continuing operations	$0.06	$0.02	$0.41	$0.34
Discontinued operations	0.47	0.34	1.43	1.10
Cumulative effect of change in accounting principle	—	—	—	0.14
Net income available to common shareholders	$0.53	$0.36	$1.84	$1.58

Distributions per share (4)	$0.390	$0.304	$1.560	$1.215

(1)     Results of investments accounted on the equity basis include CenterPoint Venture, LLC,  and Chicago Manufacturing Campus, LLC.  See summary financial statements in the supplemental schedules.

(2)     For the quarter ended December 31, 2004 and 2003, gains are attributed to $104,619 and $64,882 of dispositions, respectively.  For the year ended December 31, 2004 and 2003, gains are attributed to $286,927 and $156,411 of dispositions, respectively.

(3)     See press release dated January 22, 2004.

(4)     The per share amounts have been adjusted to reflect the two-for-one stock split in June 2004.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$26,661	$17,313	$90,487	$74,985
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	10,679	7,552	36,293	28,900
Discontinued operations	792	1,496	4,918	6,369
Unconsolidated subsidiaries	158	376	840	859
Accumulated depreciation and amortization of intangibles on sold industrial assets, net of tax	(6,358)	(3,855)	(16,976)	(5,870)
Cumulative effect of change in accounting principle for 2002	—	—	—	(6,528)

Funds from operations	$31,932	$22,882	$115,562	$98,715

Funds from operations per share	$0.63	$0.48	$2.35	$2.08

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$26,661	$17,313	$90,487	$74,985
Add back/(deduct):
Preferred dividends	529	922	2,621	9,599
Interest incurred, net	8,801	6,690	31,115	23,305
Depreciation and amortization	10,872	7,837	37,078	29,942
Amortization of deferred financing costs	961	859	3,567	3,354
Provision for income taxes expense (benefit)	(291)	(1,218)	(1,017)	389
Provision for income taxes expense (benefit) from gain on sale	5	304	117	266
Cumulative effect of change in accounting principle	—	—	—	(6,528)
Discontinued operations:
Interest incurred, net	—	200	—	1,861
Depreciation and amortization	792	1,496	4,918	6,369
Provision for income taxes expense (benefit) from operations	7	110	(42)	381
Provision for income taxes expense (benefit) from gain on sale	59	1,270	292	988
EBITDA	$48,396	$35,783	$169,136	$144,911

RECONCILIATION OF EBITDA TO DEBT SERVICE COVERAGE & FIXED CHARGE COVERAGE RATIOS

EBITDA (A)	48,396	35,783	169,136	144,911

Interest incurred, net	8,801	6,690	31,115	23,305
Interest incurred, net from discontinued operations	—	200	—	1,861
Debt service (B)	$8,801	$6,890	$31,115	$25,166

EBITDA to debt service coverage ratio (A/B)	5.5	5.2	5.4	5.8

Debt service	8,801	6,890	31,115	25,166
Preferred dividends	529	922	2,621	9,599
Fixed charge (C)	$9,330	$7,812	$33,736	$34,765

EBITDA to fixed charge coverage ratio (A/C)	5.2	4.6	5.0	4.2

Annualized FFO return on common equity
FFO return on common equity	23.9%	18.8%	21.6%	20.2%

Capitalized interest	$1,831	$1,985	$6,586	$8,569

Reconciliation of average shares outstanding
Basic Shares - GAAP	48,447,813	46,274,440	47,364,105	46,021,460
Add: Stock options/grants - common share equivalents	1,991,719	1,753,226	1,793,806	1,466,620
Diluted shares - GAAP/FFO	50,439,532	48,027,666	49,157,911	47,488,080

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
RECONCILIATION OF FUNDS FROM OPERATIONS TO EARNINGS PER SHARE

	Low End of	High End of	Low End of	High End of
	Guidance for	Guidance for	Guidance for	Guidance for
	Q1 2005	Q1 2005	2005	2005
Earnings per share	$0.42	$0.52	$1.80	$2.10
Net Depreciation/Amortization per share	$0.17	$0.11	$0.65	$0.55

FFO per share	$0.59	$0.63	$2.45	$2.65

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
THIRD QUARTER 2004 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income, excluding straight line rents, divided by total project cost, adjusted for tax increment financing.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the Company’s business strategy.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Straight Line Yield is average NOI, divided by total project cost, adjusted for tax increment financing.

Weighted Average Straight Line Yield is calculated as the average NOI, for the 12 months following stabilization, adjusted for TIF, divided by total costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by total costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.